Exhibit 10.1

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT entered into on the first day of April, 1998, by and between United Buyers Advantage, Inc. (EMPLOYER) and William R. Becker (EMPLOYEE) is for the purpose of establishing certain terms and conditions for the employment of
EMPLOYEE:

      WHEREAS, EMPLOYER is in the business of providing a variety of benefits and services to businesses, associations, large groups and the public and is desirous of employing EMPLOYEE:

      WHEREAS, EMPLOYEE is experienced in the area of EMPLOYER's operations and is desirous of using that expertise in EMPLOYER's business for fair and deserved compensation;

      THEREFORE, it is agreed:

1. EMPLOYEE shall be responsible for the day to day operations of EMPLOYER's business as defined by the Board of Directors from time to time. EMPLOYEE agrees to devote his entire work time to fulfilling his duties to the company. At all times the employee shall faithfully perform his duties assigned to him to the best of his ability. In addition, it may be required to submit accurate, detailed and prompt reports to EMPLOYER regarding his work, expenses and recommendations.

2. As fair and deserved compensation for the services provided by EMPLOYEE, EMPLOYER shall provide a base salary of two hundred fifty thousand ($250,000) dollars per year, plus five (5%) percent of the gross revenue of United Buyers Advantage, Inc., which must come out of EMPLOYER revenue only. If there is not enough revenue to provide the compensation described above, the money due him will accrue until it is available. The base salary and gross revenue shall be paid on a weekly basis to EMPLOYEE.

      A. VACATION BENEFITS: Employee shall be entitled to four (4) weeks of vacation time each year. Employee shall receive his compensation draw during the vacation time, which shall be paid to employee prior to his vacation period. The vacation time allotted to employee shall be on an accrual basis and if employee fails to utilize his vacation time in one year, it shall be accrued and carried over to the following year(s). If employee is terminated or retires from Corporation at any time, he shall be credited and shall receive the full compensation of his accrued vacation time. The compensation for the vacation time shall be calculated in accordance with the salary normally paid to employee at the time of termination or retirement.

      B. HEALTH/LIFE INSURANCE: Employer shall provide reasonable health insurance to provide for any and all medical expenses incurred by Employee or his dependents. Employer shall also secure life insurance for the benefit of employee or his designee. The policy shall be in no lesser amount than $1,000,000.00.

      C. AUTOMOBILE ALLOWANCE: Employer shall provide EMPLOYEE a leased automobile of EMPLOYEE's choice, consistent with the position held by EMPLOYEE at the time.

      D. TRAVEL AND ENTERTAINMENT ALLOWANCE: Employee shall be given a travel and entertainment allowance equal to the out of pocket expenses incurred by Employee while traveling or entertaining for the benefit of Employer. There shall be no limitation upon the allowance except that the allowance shall be only for actual expenses incurred by Employee in his travels and entertainment.

4. In addition to the compensation granted to employee, as agreed upon in this agreement, employee shall be entitled to a minimal upward adjustment of his base salary to 10% per year.

5. This employment contract may not be canceled or terminated except for "strict cause". Strict cause shall be limited to gross negligence of employee while acting within the scope of his responsibilities or intentional conduct which is detrimental to the corporation.

6. The term of this Agreement is five (5) years and will be automatically renewed on a yearly basis if notice is not given within thirty (30) days of its anniversary date.


By:___________________________              By:____________________________
   EMPLOYER                                    EMPLOYEE


Title:________________________